EXHIBIT 99
                            CANADIAN GENERAL CAPITAL

               CASH TRANSACTIONS - ADMINISTRATIVE TRUSTEE'S REPORT




9/30/99 Receipt of Interest on TransCanada Pipeline               $3,500,196.88
        Limited 8.75% Junior Subordinated Debentures due July 24, 2045

9/30/99 Funds disbursed to Holders of TransCanada Capital         $3,500,196.88
        Cumulative Trust Originated Preferred Securities and Common Stock



Dated:     October 21, 1999




                             By: THE BANK OF NEW YORK
                                 as Administrative Trustee



                                 By: /s/ Luis Perez
                                    ------------------------------
                                        Luis Perez
                                        Assistant Vice President